Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy

Investor Relations, +1-212-515-4625

GateHouse Media Announces Second Quarter Dividend of $0.40,

an increase of 25% since IPO

Fairport, New York. June 18, 2007 — GateHouse Media, Inc. (NYSE: GHS) announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.40 per share for the quarter ended June 30, 2007. The dividend is payable on July 16, 2007 to holders of record of GateHouse’s common stock on June 29, 2007. The newly announced dividend reflects an increase of 25% over the dividend at the time of the Company’s IPO and an increase of 8% over the prior quarter’s dividend.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 20 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

GATEHOUSE MEDIA, INC

350 WillowBrook Office Park

Fairport, New York 14450

Phone 585-598-0030 Fax 585-248-2631